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EXHIBIT 23.2

CONSENT OF ERNST & YOUNG AG,
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the reference to our firm under the caption "Experts" in the Amendment No. 2 to the Registration Statement on Form S-3 (333-120602), and related Prospectus of Digital River, Inc., related to the registration of 311,185 shares of common stock in connection with the acquisition of BlueHornet Networks, Inc. and to the incorporation by reference therein of our report dated May 18, 2004, with respect to the consolidated financial statements of element 5 Informationstechnologien und—dienstleistungen Aktiengesellschaft and subsidiaries appearing in the Form 8-K/A of Digital River, Inc.

Ernst & Young AG
Wirtschaftspruefungsgesellschaft

/s/ PETER NOLDEN
/s/ PPA. JUERGEN LUCKAS

Duesseldorf, Germany

January 11, 2005

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CONSENT OF ERNST & YOUNG AG, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM